EXHIBIT 3

SHAREHOLDERS AGREEMENT

by and among

THE STANDARD REGISTER COMPANY,

SILVER POINT CAPITAL, L.P.,
as Minority Shareholder Representative

the Majority Shareholders

and

the Minority Shareholders
listed on Schedule A

Dated August 1, 2013

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of August 1, 2013, by and among The Standard Register Company, an Ohio corporation (the “Company”), Silver Point Capital, L.P., as Minority Shareholder Representative (as defined below), the Majority Shareholders (as defined below), and the minority shareholders of the Company listed on Schedule A (each, a “Minority Shareholder” and, collectively, the “Minority Shareholders”).

WHEREAS, on August 1, 2013, the Company, Holdings, the First Lien Lenders, the Second Lien Lenders and the Administrative Agent  entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”; Capitalized terms used but not defined in this Agreement have the meanings given in the Amendment and Restatement Agreement);

WHEREAS, in connection with the transactions contemplated by the Amendment and Restatement Agreement, the Minority Shareholders acquired the Warrants (the “Warrants,” and together with  any shares of Company Common Stock issued upon exercise of the Warrants, the “Minority Shares”);

WHEREAS, the Company and each of the Minority Shareholders desire to establish certain terms and conditions pursuant to which the Minority Shareholders will hold the Minority Shares, and to set forth certain agreements and other matters in this Agreement; and

WHEREAS, the Minority Shareholders are requiring that the Majority Shareholders enter into this Agreement as a condition to their willingness to execute and deliver the Amendment and Restatement Agreement.

In consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                               Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Affiliate Transferee” has the meaning set forth in Section 4.2.

“Agreement” has the meaning set forth in the Preamble.

“Amendment and Restatement Agreement” has the meaning set forth in the Recitals.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Change of Control Transaction” means, in a single transaction or series of related transactions, the occurrence of any of the following events: (i) 50% or more of the outstanding voting power of the Company represented by the then outstanding Equity Securities shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person or Persons (other than the Silver Point Shareholders and their Affiliates or the Majority Shareholders) acting as a “group” within the meaning of the Exchange Act, (ii) the sale, transfer, surrender, assignment or other disposition (including by merger, share purchase, recapitalization, redemption, reorganization, consolidation or otherwise) by the Majority Shareholders in which Shares held the Majority Shareholders as a result of such disposition would not entitle the Majority Shareholders to exercise at least 50% of the voting power of the Company, (iii) the sale, lease, transfer, conveyance, exchange or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, in each case, to one or more Persons or (iv) any change in the ownership of the Equity Securities if, immediately after giving effect thereto, any Person or Persons other than the Majority Shareholders has the direct or indirect power to elect the majority of the directors on the Board. For the purpose of determining whether a Change of Control Transaction has occurred, a change in the direct or indirect beneficial ownership interest by a Majority Shareholder of any Equity Securities shall be disregarded to the extent such change arises automatically under the terms of the respective trust agreement under which it serves as trustee, such as upon the death of a beneficiary or a trust termination; provided, that any Person that obtains a direct ownership interest of any Equity Securities previously held by a Majority Shareholder as a result of any such change shall execute a customary joinder agreement to this Agreement reasonably satisfactory in form and substance to the Minority Shareholder Representative agreeing to be bound by all of the terms and conditions of this Agreement to the same extent as the Majority Shareholders.

“Class A Stock” means the Class A Stock, with a par value of $1.00, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Closing” has the meaning set forth in the Amendment and Restatement Agreement.

“Code of Regulations ” means the Code of Regulations of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the articles of incorporation of the Company.

“Committee Observer” has the meaning set forth in Section 2.1(a).

“Common Stock” means the Common Stock, with a par value of $1.00, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning set forth in the Preamble.

“control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Designation Date” has the meaning set forth in Section 2.1(b).

“Encumbrance” means any lien, mortgage, lease, easement, servitude, levy, right of way, charge, pledge, security interest, covenant, condition, restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement creating any of the foregoing.

“Equity Securities” means any (i) capital stock of any class or series of the Company, (ii) options, warrants or other securities convertible into or exercisable or exchangeable for such capital stock, (iii) options, warrants or other securities convertible into or exercisable or exchangeable for such securities described in clause (ii), or (iv) any other rights to acquire, directly or indirectly, such capital stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governance Committee” has the meaning set forth in Section 2.1(b).

“Indemnified Parties” has the meaning set forth in Section 4.5(c)(ii).

“John Q. Sherman Trust” means the trust created by the late Mr. John Q. Sherman, a Company founder, in his last will and testament, which holds certain Shares in separate equal trusts for his three surviving children and his deceased children’s heirs.

“Majority Shareholders” means the John Q. Sherman Trust, William C. Sherman Trust and William C. Sherman Inter Vivos Trust.

“Minority Shareholder” has the meaning set forth in the Preamble.

“Minority Shareholder Designee” has the meaning set forth in Section 2.1(a).

“Minority Shareholder Observer” has the meaning set forth in Section 2.1(d).

“Minority Shareholder Representative” has the meaning set forth in Section 4.1(a).

“Minority Shares” has the meaning set forth in the Recitals.

“Next Annual Meeting” means the next annual meeting of the shareholders of the Company after the date hereof, which meeting shall be held on or prior to May 27, 2014.

“One Designee Threshold” has the meaning set forth in Section 2.1(a).

“Organizational Documents” means, with respect to the Company or any of its subsidiaries, any articles of association, articles of incorporation, articles of organization, certificate of formation, certificate of incorporation, certificate of registration, code of regulations (including the Code of Regulations), memorandum of association, operating declaration, operating agreement or any other equivalent constituent document, each as in effect from time to time.

“Permitted Affiliate” means an Affiliate controlled by, controlling or under common control with a Permitted Transferee.

“Permitted Transferee” has the meaning set forth in Section 4.2(b).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, entered into on the date of this Agreement, by and among the Company, the Majority Shareholders and the Minority Shareholders.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Related Party” means (i) any director or officer of either the Company or any of its subsidiaries and (ii) any holder of more than 5% of the then outstanding Equity Securities (calculated on a fully diluted basis giving effect to any securities, warrants, options or other rights convertible into or exchangeable or exercisable for equity securities of the Company, whether or not subject to contingencies or passage of time, or both).

“Related Party Transaction” means any transaction between the Company and/or any of its subsidiaries, on the one hand, and any Related Party, on the other hand, in each case, other than (i) any employment, indemnification or other similar agreement entered into between the Company or any of its subsidiaries and an officer or director in the ordinary course of business with the approval of the Board; (ii) reasonable directors’ fees not to exceed $100,000 per director per year; (iii) reimbursements of reasonable and customary out-of-pocket expenses incurred in the performance of an officer’s or director’s duties; (iv) stock options, restricted stock awards, performance share awards or stock appreciation rights issued pursuant to the Company’s 2011 Equity Incentive Plan or 2002 Equity Incentive Plan or any successor plans approved by the Board; (v) payments to directors or officers of the Company or any of its subsidiaries pursuant to customary rights of indemnification provided in Organizational Documents of, or indemnification agreements with, the Company and its subsidiaries, provided that such indemnification is consistent with applicable law; or (vi) any transaction with an aggregate value not in excess of $1,000,000 per year that is on terms no less favorable to the Company or the applicable subsidiary than would reasonably be expected to be obtained in an arms’ length transaction with a Person that is not a Related Party.

 “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Common Stock or Class A Stock.

“Silver Point Shareholders” means SPF SPCP Group III LLC, SPF SPCP Group, LLC, SPF SPF CDO I, LTD, SPF Silver Point Capital Fund and SPF SP Workflow Holdings Inc-2 or any Affiliate Transferees of any of the foregoing.

“Subsidiary Equity Securities” means any (i) equity interests of any class or series of any subsidiary of the Company, (ii) options, warrants or other securities convertible into or exercisable or exchangeable for such equity interests, (iii) options, warrants or other securities convertible into or exercisable or exchangeable for such securities described in clause (ii), or (iv) any other rights to acquire, directly or indirectly, such equity interests.

“Tag-Along Exercise Period” has the meaning set forth in Section 4.5(b).

“Tag-Along Notice” has the meaning set forth in Section 4.5(b).

“Tag-Along Right” has the meaning set forth in Section 4.5(a).

“Tag-Along Sale” has the meaning set forth in Section 4.5(a).

“Tag-Along Securities” has the meaning set forth in Section 4.5(a).

“Tag-Along Seller” has the meaning set forth in Section 4.5(a).

“Third Party Purchaser” has the meaning set forth in Section 4.5(a).

“Transfer” has the meaning set forth in Section 4.2.

“Transaction Documents” means this Agreement the Amended and Restated Credit Agreements, the Purchase Agreement, the Amendment and Restatement Agreement, the Registration Rights Agreement, the Voting Agreement, the Warrant Agreements and all other agreements, documents and instruments required to be delivered by any party pursuant to any such agreements.

“Two Designee Threshold” has the meaning set forth in Section 2.1(a).

“Voting Agreement” means that certain voting agreement, dated the date hereof by and between the Company and the Majority Shareholders setting forth terms and conditions by which the Majority Shareholders agree, severally and not jointly and severally to vote their Shares in connection with the transactions contemplated by the Transaction Documents.

“Warrant” has the meaning given in the recitals.

“Warrant Agreement” means the each warrant agreement, dated the date hereof by and between the Company and each Minority Shareholder setting forth certain terms and conditions of the Warrants issued to such Minority Shareholder.

“William C. Sherman Trust” means the trust created by the late Mr. William C. Sherman, a Company founder, in his last will and testament which holds certain Shares to provide to net income payments for life to his niece Mrs. Helen Margaret Hook Clarke.

“William C. Sherman Inter Vivos Trust” means the trust created by the late Mr. William C. Sherman, during his lifetime, pursuant to a trust agreement, dated December 29, 1939, which holds certain Shares to provide for the net income payments for life to Mrs. Helen Margaret Hook Clarke and the children of the late John Q. Sherman.

ARTICLE II

BOARD REPRESENTATION

Section 2.1                               Board Composition

(a)           On the date of this Agreement, the Company shall cause the Person(s), if any, listed on Schedule B to be designated as Minority Shareholder Observers (as defined below) with all rights set forth in Section 2.1(d) (it being understood that at any time after the date hereof until the date that the Minority Shareholder Observer(s) are appointed to the Board as directors pursuant to the immediately following sentence, the Company shall, promptly upon receipt of a written request from the Minority Shareholder Representative, cause any Person(s) named in such written request to be designated as Minority Shareholder Observer(s); provided, that there may be no more than two Minority Shareholder

Observers at any one time). As soon as reasonably practicable following receipt of the Company Shareholder Approval and in any case within one Business Day thereafter, the Board shall increase the size of the Board by two directors and cause such persons to be appointed to the Board as directors; provided, that if the Company Shareholder Approval is not obtained by the date that is 30 days prior to the Designation Date for the Next Annual Meeting, (i) the Company shall take all commercially reasonable actions necessary to cause the election of two Minority Shareholder Observers to the Board as directors at the Next Annual Meeting or (ii) if the Minority Shareholders no longer beneficially own, in the aggregate, 66% or more of the Minority Shares, the Company shall take all commercially reasonable actions necessary to cause the election of one Minority Shareholder Observer, designated by the Minority Shareholder Representative on behalf of the Minority Shareholders, to be elected to the Board as director at the Next Annual Meeting; in each case, the Company’s obligations to take all commercially reasonable actions necessary to cause the election of such Minority Shareholder Observers to the Board as directors shall include the obligation of the Company to take all actions to cause such Minority Shareholder Observers to be nominated by the Board, including the Governance Committee, for election at the Next Annual Meeting. Thereafter, and for so long as (i) the Minority Shareholders continue to beneficially own, in the aggregate, 66% or more of the Minority Shares (the “Two Designee Threshold”), the Minority Shareholder Representative on behalf of the Minority Shareholders shall have the right to designate two directors for election to the Board and (ii)(x) the Minority Shareholders continue to beneficially own, in the aggregate, 10% or more of the then outstanding Equity Securities, or (y) the Minority Shareholders beneficially own, in the aggregate, less than 10% of the then outstanding Equity Securities but such Minority Shareholders continue to beneficially own, in the aggregate, 33% or more of the Minority Shares (“One Designee Threshold”), then the Minority Shareholder Representative on behalf of the Minority Shareholders shall have the right to designate one director for election to the Board (each such director nominee, including such initial nominees, a “Minority Shareholder Designee”), such percentages in each case calculated on a fully diluted basis giving effect to any securities, warrants, options or other rights convertible into or exchangeable or exercisable for equity securities of the Company, whether or not subject to contingencies or passage of time, or both; provided, that, if the Minority Shareholders’ beneficial ownership, in the aggregate, of Equity Securities (x) falls below the Two Designee Threshold, then one Minority Shareholder Designee, designated by the Minority Shareholder Representative on behalf of the Minority Shareholders, shall resign from the Board as promptly as practicable upon the Minority Shareholder Representative becoming aware of the Minority Shareholders falling below such threshold,  or (y) falls below the One Designee Threshold, then the Minority Shareholder Designee shall resign from the Board as promptly as practicable upon the Minority Shareholder Representative becoming aware of the Minority Shareholders falling below such threshold. So long as the Minority Shareholder Representative, on behalf of the Minority Shareholders, has the right to designate at least one director for election to the Board, one Minority Shareholder Designee designated by the Minority Shareholder Representative on behalf of the Minority Shareholders shall be entitled to serve on each committee of the Board except as prohibited by applicable law or stock exchange requirements; provided, that if such Minority Shareholder Designee is so prohibited, such Minority Shareholder Designee shall nonetheless have the right to participate as a non-voting observer on such committee (any such observer, a “Committee Observer”). In each case, the Company shall take all commercially reasonable actions necessary to cause the appointment of such Minority Shareholder Designee(s) (x) to the Board (including taking all actions to cause such Minority Shareholder Designee(s) to be nominated by the Board, including the Governance Committee, for election at each annual meeting of the shareholders of Company (or at any special shareholder meeting of the Company at which the Board is to be elected)) and (y) to the applicable committee of the Board (including taking all actions to cause such Minority Shareholder Designee(s) to be elected by the Board to serve on such committee of the Board).

(b)           Each Minority Shareholder Designee shall comply in all respects with the Company’s corporate governance guidelines as in effect from time to time, in each case as determined by the Board’s Corporate Governance and Nominating Committee (the “Governance Committee”); provided, that the Company hereby acknowledges and agrees that the initial Minority Shareholder Designees comply with such corporate governance guidelines. The Minority Shareholder Representative shall notify the Company of any proposed Minority Shareholder Designee in writing no later than the latest date on which shareholders of the Company may make nominations to the Board in accordance with the Code of Regulations (such date, the “Designation Date”), together with all information concerning such nominee required to be delivered to the Company by the Code of Regulations and such other information reasonably requested by the Company; provided, that the Company shall give the Shareholder Representative 30 days written notice of the Designation Date; provided, further, that that in the event the Minority Shareholder Representative fails to provide any such notice, the Minority Shareholder Designees shall be the person(s) then serving as the Minority Shareholder Designees as long as the Minority Shareholder Representative provides such information to the Company promptly upon request by the Company.

(c)           In the event of the death, disability, resignation or removal of a Minority Shareholder Designee, the Board will promptly elect to the Board a replacement director designated by the Minority Shareholder Representative, subject to the fulfillment of the requirements set forth in first sentence of Section 2.1(b), to fill the resulting vacancy, and such individual shall then be deemed a Minority Shareholder Designee for all purposes under this Agreement. In the event the Minority Shareholder Representative fails to designate a replacement director to fill any such vacancy, such Board seat shall remain vacant until the Minority Shareholder Representative designates such replacement director to fill such vacancy.

(d)           So long as the Minority Shareholder Representative on behalf of the Minority Shareholders has the right to designate any Minority Shareholder Designee for election to the Board pursuant to Section 2.1(b), the Minority Shareholder Representative on behalf of the Minority Shareholders shall have the right to designate a non-voting observer to the Board in lieu of, or as a replacement for, any Minority Shareholder Designee (any such observer, a “Minority Shareholder Observer”). Each Minority Shareholder

Observer shall be entitled to (x) attend all meetings of the Board and each applicable committee of the Board except as prohibited by applicable law or stock exchange requirements and (y) receive all materials with respect to such meetings. The Minority Shareholder Representative on behalf of the Minority Shareholders shall have the right to remove or replace any Minority Shareholder Observer at any time from time to time, subject to compliance with the first sentence of Section 2.1(b). The Company shall (x) notify each Minority Shareholder Observer of all meetings of the Board (and the applicable committees thereof) using the same form of communication used to notify the directors on the Board and (y) provide each Minority Shareholder Observer with copies of all notices, minutes, consents and other materials provided to the directors on the Board no later than the time that such materials are provided to the directors. Each Minority Shareholder Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board (and the applicable committees thereof) to the same extent as directors on the Board.

(e)           If a Committee Observer is designated pursuant to Section 2.1(a), such Committee Observer shall be entitled to (x) attend all meetings of each committee of the Board except as prohibited by applicable law or stock exchange requirements and (y) receive all materials with respect to such meetings. The Company shall (x) notify each Committee Observer of all meetings of the committees of the Board using the same form of communication used to notify the members of such committee and (y) provide each Committee Observer with copies of all notices, minutes, consents and other materials provided to the members of such committee no later than the time that such materials are provided to the members. Each Committee Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the committees of the Board to the same extent as members of such committees.

Section 2.2                               Voting.

(a)           If the Company Shareholder Approval is obtained, then in connection with any proposal thereafter submitted for Company shareholder approval (at any annual or special meeting called or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Minority Shareholders (solely in their capacity as shareholders of the Company) will (i) cause all of the Minority Shares then held by such Minority Shareholder to be present in person or represented by proxy at all meetings of shareholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (ii) vote all of the Minority Shares then held by such Minority Shareholder at the time of the applicable vote (A) in favor of any nominee or director nominated by the Governance Committee and (B) against the removal of any director nominated by the Governance Committee.

(b)           If the Opt-Out Proposal is authorized and approved by the requisite vote of the shareholders of the Company or if the Voting Agreement is terminated in accordance with the terms and provisions thereof (whichever occurs earlier), then in connection with any proposal thereafter submitted for Company shareholder approval (at any annual or special meeting called or in connection with any other action (including the execution of written consents)) related to the election or removal of directors of the Board, each of the Majority Shareholders, severally and not jointly and severally, will (a) cause all of the Shares then held by such Majority Shareholder to be present in person or represented by proxy at all meetings of shareholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (b) vote all of the Shares then held by such Majority Shareholder at the time of the applicable vote (i) in favor of any Minority Shareholder Designee nominated by the Governance Committee and (ii) against the removal of any Minority Shareholder Designee nominated by the Governance Committee; provided, that, notwithstanding the foregoing, nothing in this Agreement shall in any way (a) restrict or limit the Majority Shareholders, or any designee or representative of any such Majority Shareholder, as applicable, in the fiduciary capacity as a trustee under a trust from taking (or omitting to take) any action in its capacity as a fiduciary in order to fulfill fiduciary obligations under applicable law or (b) restrict or limit (or require any Majority Shareholder to attempt to restrict or limit) such Majority Shareholder or any designee or representative of such Majority Shareholder in a fiduciary capacity from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary obligations under applicable law.

Section 2.3                               Directors’ and Officers’ Insurance.  So long as at least one Minority Shareholder Designee is member of the Board and for a period of six years after the later of the date on which (x) no Minority Shareholder Designee is a member of the Board or (y) the Minority Shareholder Representative, on behalf of the Minority Shareholders, does not have the right to nominate a member of the Board pursuant to Section 2.1, the Company shall maintain a customary directors’ and officers’ indemnity insurance policy, which provides coverage for each director on the Board (including the Minority Shareholder Designees) in such scope and limits as shall be reasonably determined by the Board.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Minority Shareholder Representative, each of the Minority Shareholders and each of the Majority Shareholders, severally and not jointly and severally, represent and warrant to the Company, and the Company represents and warrants to the Minority Shareholder Representative, each of the Minority Shareholders and each of the Majority Shareholders, that:

Section 3.1                               Authorization. The execution and delivery by such party of this Agreement and the performance by such party of such party’s obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on the part of such party. This Agreement has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 3.2                                Organization. Such party (if it is not an individual) has been duly formed, is validly existing and, where such concept is applicable, is in good standing under the laws of its jurisdiction of organization. Such party has all requisite power and authority to execute and deliver this Agreement and to perform such party’s obligations under this Agreement.

Section 3.3                               No Conflicts. The execution and delivery by such party of this Agreement and the performance by such party of such party’s obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any person or entity (except for any such consents or approvals which have been obtained) under, (a) applicable law, (b) the organizational documents of such party (if it is not an individual) or (c) any contract or agreement to which such party is a party.

ARTICLE IV

AGREEMENTS; TERMINATION

Section 4.1                               Minority Shareholder Representative.

(a)           Each Minority Shareholder, by its execution of this Agreement, has consented to the appointment of Silver Point Capital, L.P. as the representative, agent and proxy for such Minority Shareholder (the “Minority Shareholder Representative”) with full power of substitution to act on behalf of the Minority Shareholders to the extent and in the manner set forth in this Agreement. Each Minority Shareholder, by its execution of this agreement, further agrees that such agency and proxy are coupled with an interest and are therefore irrevocable without the consent of the Minority Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of such Minority Shareholder. All decisions, actions, consents and instructions by the Minority Shareholder Representative in accordance with this Agreement shall be binding upon all of the Minority Shareholders, and no Minority Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same. The Company shall be entitled to rely on any such decision, action, consent or instruction of the Minority Shareholder Representative as being the decision, action, consent or instruction of the Minority Shareholders.

(b)           The Minority Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Minority Shareholders holding a majority of the aggregate Minority Shares held by such Minority Shareholders at such time, provided that promptly upon such removal such Shareholders shall appoint a new Minority Shareholder Representative. Notice of such vote or a copy of the written consent appointing such new Minority Shareholder Representative shall be sent to the Company, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by the Company.

(c)           Each Minority Shareholder by execution of this Agreement releases the Minority Shareholder Representative from, agrees that the Minority Shareholder Representative shall not be liable to any Minority Shareholder for, and further agrees to indemnify, on a pro rata basis limited to such Minority Shareholder’s ownership percentage of the then outstanding Minority Shares calculated on a fully diluted basis, the Minority Shareholder Representative against, any liability for any action taken or not taken by the Minority Shareholder Representative in its capacity as such, except for any liability of the Minority Shareholder Representative to a Minority Shareholder for losses which such Minority Shareholder may suffer from fraud, willful misconduct or gross negligence of the Minority Shareholder Representative in carrying out its duties hereunder.

Section 4.2                               Transfers. Each Minority Shareholder agrees that it will not at any time, individually or acting together with any other Minority Shareholder, directly or indirectly, transfer, sell, assign, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (each, a “Transfer”), all or any portion of its Minority Shares other than (i) to a controlled Affiliate (or commonly controlled or managed investment fund) or another Minority Shareholder (an “Affiliate Transferee”), (ii) pursuant to (x) a tender, exchange offer or merger or consolidation recommended by the Board, (y) Section 4.5 or (z) a public offering of Registrable Securities in accordance with the terms and conditions of the Registration Rights Agreement or (iii) to any other individual Person, provided that in the case of clauses (i) and (iii) any such transferee:

(a)           shall not, in the reasonable opinion of the Board, be a material competitor to the Company or any of its subsidiaries;

(b)           shall not (other than an Affiliate Transferee) immediately following such Transfer, individually or in the aggregate with any “group” (as defined in Section 13(d)(3) of the Exchange Act) own or reasonably be expected to own more than 20% of the then outstanding Equity Securities; provided, that any such transferee that immediately following such Transfer, individually or in the aggregate with any “group” (as defined in Section 13(d)(3) of the Exchange Act) owns or is reasonably be expected to own at least 10% of the then outstanding Equity Securities (a “Permitted Transferee”) shall, as a condition to such Transfer, execute an agreement with the Company reasonably satisfactory in form and substance to the Company, pursuant to which (i) such Permitted Transferee and any Permitted Affiliate (but not any transferee of either) shall agree to be bound by the terms of Section 4.3 of this Agreement and (ii) such Permitted Transferee and any transferee that is a Permitted Affiliate (but not any other transferee) shall be entitled to the right of first negotiation set forth in Section 4.6, subject to the terms and conditions set forth therein; and

(c)           that is an Affiliate Transferee shall, as a condition to such Transfer, execute a customary joinder agreement reasonably satisfactory in form and substance to the Company agreeing to be bound by all of the terms and conditions of this Agreement to the same extent as the transferor and, upon entering into any such joinder agreement, such Affiliate Transferee (x) will be deemed to be a Minority Shareholder for all purposes of this Agreement, (y) will have the rights, interests and obligations of a Minority Shareholder hereunder and (z) will be listed as a Minority Shareholder on Schedule A; provided, further, that any such Transfer complies in all respects with all applicable federal and state securities laws. Any purported transfer that is not in accordance with the terms and conditions of this Section 4.2 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action transaction.

Section 4.3                               Minority Shareholder Standstill. Each of the Minority Shareholders and their respective controlled Affiliates (and commonly controlled or managed investment funds) shall not, directly or indirectly, without the prior written approval of the Company: (a) other than pursuant to Section 4.6, acquire, agree to acquire or offer to acquire, beneficial ownership of any Equity Securities that would cause the Minority Shareholders and their controlled Affiliates (or commonly controlled or managed investment funds) to beneficially own, in the aggregate, 40% or more of the then outstanding Equity Securities, (b) enter into or agree to enter into any merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction involving the Company or any of its subsidiaries other than in connection with any such transaction that any one or more Shareholders, their respective controlled Affiliates (and commonly controlled or managed investment funds) enter into or agree to enter into in order to protect or pursue their rights and interests as creditors under the  Amended and Restated Credit Agreements, (c) make, or in any way participate or engage in, directly or indirectly, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting equity securities of the Company or any of subsidiary of the Company, (d) bring any action or otherwise act to contest the validity of the restrictions set forth in this Section 4.3, or seek a release of such restrictions, (e) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting equity securities of the Company or any subsidiary of the Company except for any group constituted solely of the Minority Shareholders and their respective controlled Affiliates (and commonly controlled or managed investment funds), (f) seek the removal of any directors from the Board or a change in the size or composition of the Board (including voting for any directors not nominated by the Board) (it being understood that any action taken by any Minority Shareholder or its respective Affiliates or commonly controlled or managed investment funds in connection with a Minority Shareholder Designee’s employment by such Minority Shareholder or its respective Affiliates or commonly controlled or managed investment funds (including terminating such Minority Shareholder Designee’s employment or requiring the resignation of such Minority Shareholder Designee from the Board, shall not be prohibited by this clause (f)), (g) call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (h) deposit any Common Stock in a voting trust or similar arrangement or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement that would prevent or materially interfere with such Minority Shareholder’s ability to fulfill its obligations under this Agreement, or grant any proxy with respect to any Common Stock to any person not affiliated with such Minority Shareholder or the Company; (i) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing clauses (a) through (h) or (i) make, or take, any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of any Minority Shareholder to take an action that would be prohibited by the foregoing clauses (a) through (i); provided, that the foregoing shall not restrict (1) the ability of the Minority Shareholder Designees from exercising their fiduciary duties in their capacities as members of the Board, (2) any non-public discussions with or communications or proposals to management of the Company or the Board by or on behalf of any Minority Shareholder or its controlled Affiliates (or commonly controlled or managed investment funds) so long as the fact that such discussion has been had, or such communication or proposal has been made, would not (in itself) reasonably be expected to require to Company to make a public announcement regarding such discussion, communication or proposal, (3) the ability of any Minority Shareholder to Transfer its Minority Shares in accordance with the terms of Section 4.2; provided, that any such Transfer does not result in a Change of Control Transaction, (4) the ability of any Minority Shareholder to (x) Transfer or acquire any debt instruments or other obligations of the Company or any of its subsidiaries or (y) to exercise its rights (in its capacity as a creditor) under the Amended and Restated Credit Agreements or any other debt agreement, or (z) to otherwise act or protect or pursue its rights and interests as a creditor under any such agreement, (4) the ability of any Minority Shareholder to participate in any transaction (including any equity or debt financing or any merger, business combination, recapitalization, restructuring, tender offer or exchange offer or other similar transaction or any solicitation of proposals relating to any such transaction) approved by the Board; (5) the ability of any Minority Shareholder to participate in a tender offer or exchange offer for 50.1% or more of the Shares that is commenced by any Person other than the Company or the Shareholders and the respective controlled Affiliates of the Shareholders (and their respective commonly controlled or managed investment funds), which tender offer or exchange offer if consummated, would result in a Change of Control Transaction, if the conditions to such tender offer or exchange offer has been satisfied or will be satisfied prior to (and without giving effect to) the Minority Shareholders participation therein; or (6) if the Company enters into, or announces an intention to enter into, a definitive agreement for a merger, business combination, recapitalization, restructuring, change of control transaction or other extraordinary transaction which would result in a Change of Control Transaction, the ability of any Minority Shareholder to participate in such transaction once the conditions to such agreement have been satisfied or will be satisfied prior to the Minority Shareholders participation therein. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 4.3 shall not apply upon the consummation of a Change of Control Transaction.

Section 4.4                               Approval of Certain Matters. So long as the Minority Shareholder Representative on behalf of the Minority Shareholders shall have the right to nominate two directors for election to the Board, the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, take any of the following actions without the prior approval of that certain Minority Shareholder Designee, which the Minority Shareholder Representative has designated, in writing from time to time, for such purpose to the Board:

(a)           any amendment to any Organizational Documents of the Company or any of its subsidiaries that would materially and adversely affect the Minority   Shareholders; and

(b)           any Related Party Transaction.

Section 4.5                               Tag-Along Rights.

(a)           If at any time during the term of this Agreement, any one or more of the Majority Shareholders (individually and together, the “Tag-Along Seller”) proposes to transfer any Shares to any individual Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (a “Third Party Purchaser”) which would result in a Change of Control Transaction (a “Tag-Along Sale”), then each of the Minority Shareholders shall have the right (the “Tag-Along Right”) to include a number of Shares or Warrants owned by it in the Tag-Along Sale, for the same per share consideration (in the case of Warrants, the per share consideration shall take into account the number of Shares issuable upon exercise of such Warrants) and upon substantially similar terms and conditions to be paid and given to the Tag-Along Seller for its Shares in the agreement contemplating such Tag-Along Sale, equal to the product obtained by multiplying (A) a fraction, the numerator of which is the number of issued and outstanding Shares plus the number of Shares issuable upon the exercise of Warrants owned by such Minority Shareholder and the denominator of which is the total number of issued and outstanding Shares plus the number of Shares issuable upon the exercise of Warrants owned by the Tag-Along Seller and all other shareholders and holders of Warrants of the Company participating in the contemplated Tag-Along Sale (including all Minority Shareholders exercising their Tag-Along Rights under this Section 4.5), collectively, by (B) the number of Shares proposed to be sold in the contemplated Tag-Along Sale without regard to the terms of this Section 4.5 (the product of (A) and (B), with respect to each Minority Shareholder exercising its Tag-Along Rights under this Section 4.5, the “Tag-Along Securities”). For the avoidance of doubt, Warrants, shares of Common Stock (including shares issuable upon exercise of Warrants) and Class A Stock shall be treated as a single class (without regard to differences in voting or other rights) for purposes of this Section 4.5 so that any Minority Shareholders exercising their Tag-Along Rights shall be entitled, in their sole discretion, to include their shares of Common Stock or Warrants in any Tag Along Sale regardless of the class of Shares (be they Common Stock or Class A Stock) proposed to be transferred by the Tag-Along Seller.

(b)           The Tag-Along Seller shall give notice (the “Tag-Along Notice”) to the Minority Shareholder Representative, on behalf of the Minority Shareholders, of any Tag-Along Sale giving rise to the Tag-Along Rights at least 30 Business Days prior to the proposed consummation of such Tag-Along Sale, setting forth the Shares proposed to be sold in the Tag-Along Sale, the maximum number of Tag-Along Securities that may be sold by such Minority Shareholders as determined in accordance with Section 4.5(a) assuming each Minority Shareholder has exercised its rights under this Section 4.5, the name of the proposed Third Party Purchaser, the consideration and other material terms offered by such Third Party Purchaser and a representation that the proposed Third Party Purchaser has been informed of the Minority Shareholders’ rights under this Section 4.5. The rights provided pursuant to this Section 4.5 must be exercised by each Minority Shareholder within 15 Business Days following receipt of the Tag-Along Notice (the “Tag-Along Exercise Period”), by giving written notice to the Tag-Along Seller (with a copy to the Company) indicating such Minority Shareholder’s desire to exercise, in whole or in part, its Tag-Along Rights and specifying the number of Tag-Along Securities to be sold by such Minority Shareholder in the Tag-Along Sale.

(c)           Conditions to Tag-Along Sale. The rights and obligations of each Minority Shareholder pursuant to Section 4.5 are subject to the satisfaction of the following conditions:

(i)           A Minority Shareholder shall not be required to provide any representations or warranties in connection with a Tag-Along Sale other than representations and warranties concerning such Minority Shareholder’s valid ownership of its Shares or Warrants, as applicable, free of all Encumbrances (other than pursuant to this Agreement) and such Minority Shareholder’s authority, power and right to enter into and consummate the sale of its Shares or Warrants, as applicable, in the Tag-Along Sale.

(ii)           In the event that the Tag-Along Seller is required to provide representations, warranties or indemnities in connection with the Tag-Along Sale (other than representations, warranties or indemnities concerning the Tag-Along Seller’s valid ownership of their Shares or Warrants, as applicable, free of all Encumbrances and the Tag-Along Seller’s authority, power and right to enter into and consummate the sale without violating any other agreement) and the Tag-Along Seller is required to indemnify the party or parties transacting with the Tag-Along Seller in such Tag-Along Sale (the “Indemnified Parties”), then each Minority Shareholder shall provide the same indemnity as the Tag-Along Seller to the Indemnified Parties to the extent of the lesser of (A) its pro rata share of such indemnification payments (based upon the total consideration received by such Minority Shareholder divided by the total consideration received by all sellers in such Tag-Along Sale) and (B) the total proceeds actually received by such Minority Shareholder as consideration for its Shares or Warrants, as applicable, in such Tag-Along Sale (including any such proceeds paid out of escrow, if any). In any such event, such liability shall be several and not joint with any other Person.

(d)           If a Minority Shareholder exercises its Tag-Along Rights under this Section 4.5, the consummation of the purchase of the Shares or Warrants, as applicable, with respect to which such rights have been exercised shall take place concurrently with the consummation of the sale of the Tag-Along Seller’ Shares.

(e)           All costs and expenses incurred by any Minority Shareholder in connection with the Tag-Along Sale shall be borne by such Minority Shareholder. Notwithstanding the foregoing, the Minority Shareholders shall not be required to bear any costs and expenses of such Tag-Along Sale incurred by the Tag-Along Seller.

Section 4.6                               Right of First Negotiation

(a)           In the event that the Company proposes to undertake an issuance of any Equity Securities, other than an issuance of Equity Securities pursuant to the Company’s equity incentive plans that are in effect as of the date hereof or have been approved by the Board, it shall give each Minority Shareholder prior written notice of its intention to do so, describing the number of Equity Securities and the material terms and conditions, including the price, upon which the Company proposes to issue such Equity Securities (a “Notice of Issuance”). Each Minority Shareholder shall have 30 days from the date on which a Notice of Issuance is deemed duly given to agree to purchase up to a pro rata portion of such Equity Securities equal to such Minority Shareholder’s ownership percentage of the Company’s then outstanding Equity Securities calculated on a fully diluted basis giving effect to any securities, warrants, options or other rights convertible into or exchangeable or exercisable for equity securities of the Company, for the price specified in the Notice of Issuance. On or prior to the expiration of such 30 day period, each Minority Shareholder shall deliver a written notice to the Company stating the quantity of Equity Securities to be purchased by such Minority Shareholder (each, a “Response”), which written notice shall be binding on the Company and such Minority Shareholder subject only to the completion of the issuance of  the Equity Securities, in the quantity and on the material terms and conditions, including at the price, described in the applicable Notice of Issuance.

(b)           The Company shall have 120 days following the earlier of (i) the expiration of the 30-day period described in Section 4.6(a) and (ii) the delivery of a Response from each Minority Shareholder, to sell or enter into an agreement to sell all of the Equity Securities that were not elected to be purchased by the Minority Shareholders pursuant to Section 4.6(a), on the material terms and conditions, including at the price, specified in the Notice of Issuance. If the Company does not sell such Equity Securities or enter into an agreement to sell such Equity Securities within such 120-day period, then the Company shall not thereafter issue or sell any Equity Securities without first offering such Equity Securities to the Minority Shareholders in the manner provided in this Section.

(c)           If at any time (i) the Minority Shareholders beneficially own, in the aggregate, less than 10% of the then outstanding Equity Securities and (ii) such Minority Shareholders own, in the aggregate, less than 33% of the Minority Shares, then all obligations of the Company pursuant to this Section shall immediately terminate.

Section 4.7                               Termination. This Agreement shall terminate (a) upon the mutual written agreement of the Company and the Minority Shareholder Representative, (b) at the first annual meeting following such time as the Minority Shareholder Representative on behalf of the Minority Shareholders no longer has the right to designate a member of the Board pursuant to Section 2.1 or (c) with respect to a specific Minority Shareholder or Majority Shareholder, upon the date that such Minority Shareholder or Majority Shareholder no longer owns any Equity Securities; provided that no termination of this Agreement shall be deemed to release any party from any liability for any breach of this Agreement or to impair the right of any party to compel specific performance of any other party of its obligations under this Agreement with respect to any period of time prior to the termination of this Agreement; provided, further, that Section 2.3 shall survive the termination of this Agreement in accordance with their terms.

ARTICLE V

MISCELLANEOUS

Section 5.1                                Amendments and Modifications. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein; provided, that any such amendment, modification, supplement or waiver shall be binding on, and effective with respect to, all of the Minority Shareholders if it is in writing and signed by the Minority Shareholder Representative, on behalf of the Minority Shareholders, so long as such amendment, modification, supplement or waiver does not specifically affect any individual Minority Shareholder in a disproportionately adverse manner. Notwithstanding the foregoing, the Company shall from time to time cause Schedule A to be amended to accurately reflect the Minority Shareholders and their respective Minority Shares in accordance with this Agreement.

Section 5.2                               Waivers. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any breach, default or noncompliance of any action or omission to act of a party hereto. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 5.3                               Successors and Assigns. No Minority Shareholder may transfer or assign (including by operation of law) this Agreement or any of its rights, interests or obligations in this Agreement without the prior written approval of the Company. Any purported assignment or transfer without such consent shall be void.

Section 5.4                               Notices. All notices and other communications given hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to the Company, to:

The Standard Register Company
600 Albany Street
Dayton, Ohio 45417
Attention: General Counsel
Facsimile: (937) 271-7485

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attention: Barbara Becker
Facsimile: (212) 351-6202

(ii)           if to a Majority Shareholder, to:

in the case of the John Q. Sherman Trust:

147 Beverly Place
Dayton, OH 44519
Attention: Robin Begley

with a copy (which shall not constitute notice) to:

Keating Muething & Klekamp PLL
One East Fourth Street
Suite 1400
Cincinnati OH 45202
Attention: Edward E. Steiner
Facsimile: (513) 579-6457

in the case of the William C. Sherman Trust and William C. Sherman Inter Vivos Trust:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Jonathan W. Reynolds, Senior Vice President
Facsimile: (513) 534-6997

with a copy (which shall not constitute notice) to:

Fifth Third Bank
38 Fountain Square Plaza, MD 10AT76
Cincinnati, Ohio 45263
Attention: Richard W. Holmes, Jr., Esq.
Facsimile: (513) 534-6757

(iii)           if to the Minority Shareholder Representative, to:

Silver Point Capital, L.P.
Two Greenwich Plaza, 1st Floor
Greenwich, Connecticut 06830
Attention (Facsimile): Anthony DiNello ((203) 542-4312)
Attention (Facsimile): Taylor Montague ((203) 542-4311)
Attention (Facsimile): Brad Tobin ((203) 542-4536)

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Christopher Ewan
                      David L. Shaw
Facsimile: (212) 859-4000

Section 5.5                               Entire Agreement. This Agreement, the Amendment and Restatement Agreement and the Registration Rights Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, Section 4.3 shall not bind any Person other than (i) a Minority Shareholder,(ii) a Permitted Transferee,  (ii) a Permitted Affiliate, (iii) a controlled Affiliate (or a commonly controlled or managed investment fund) of Minority Shareholder in accordance with the terms and conditions of Section 4.3 or (iv) an Affiliate Transferee to which any Minority Shareholder has transferred or assigned this Agreement and all (but not less than all) of its rights, interests or obligations in this Agreement in accordance with the terms and provisions hereof.

Section 5.6                               Further Assurances. At any time or from time to time after the date of this Agreement, each Majority Shareholder shall take all such reasonable actions solely in its capacity as a shareholder of the Company that are reasonably requested in writing by the Minority Shareholder Representative to (i) cause the election of the Minority Shareholder Designees to the Board pursuant to Section 2.1 and (ii) fulfill such Majority Shareholder’s obligations under Section 4.5.

Section 5.7                               No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.8                               Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Ohio, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Ohio.

Section 5.9                               Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought byany party or its Affiliates against any other party or its Affiliates shall be brought and determined in the courts of the State of Ohio. Each of the parties irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts of the State of Ohio, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by a court of the State of Ohio. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Ohio for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.10                               Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts of the State of Ohio. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 5.11                               Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 5.12                               Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.13                               Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 5.14                               Interpretation. When a reference is made in this Agreement to a Section, Article or Schedule, such reference shall be to a Section, Article or Schedule of this Agreement unless otherwise indicated. The table of contents and headings are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Schedules to this Agreement are incorporated in and made a part of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 5.15                               Nature of Majority Shareholder Obligations. The obligations of each Majority Shareholder under this Agreement are several and not joint and several.  No Majority Shareholder shall be liable for any breach of this Agreement by any other Majority Shareholder.

Section 5.16                               Silver Point Investment Manager. With respect to all rights and obligations under this Agreement, Silver Point Capital, L.P., as Minority Shareholder Representative, will act its capacity as investment manager of Silver Point Capital Fund, L.P. and will not act in its capacity as investment manager of Silver Point Capital Offshore Master Fund, L.P.

This Agreement has been executed and delivered by the Company, the Minority Shareholder Representative, each of the Majority Shareholders and each Minority Shareholder as of the date above first written.

THE STANDARD REGISTER COMPANY By: /s/ Joseph P. Morgan, Jr. Name: Joseph P. Morgan, Jr. Title: President & CEO

[Signature Page to Shareholders Agreement]

As Minority Shareholder Representative: SILVER POINT CAPITAL, L.P. By: /s/ Michael A. Gatto Name: Michael A. Gatto Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Majority Shareholder Signature)

HELEN LOUISE SHERMAN TORMEY TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co-TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

CHARLES FRANCIS SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

PATRICIA LUCILLE SHERMAN BEGLEY TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

[Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Majority Shareholder Signature)

WILLIAM PATRICK SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

MARY CATHERINE SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

JAMES LOUIS SHERMAN TRUST

By:  /s/ Roy W. Begley, Jr.
Name:  Roy W. Begley, Jr.
Title:  Co- TTEE

By:  /s/ James L. Sherman
Name:  James L. Sherman
Title:  Co- TTEE

  [Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Majority Shareholder Signature)

FIFTH THIRD BANK, AS TRUSTEE OF THE
TRUST INDENTURE CREATED BY WILLIAM
C. SHERMAN DATED DECEMBER 29, 1939

By:  /s/ Jonathan W. Reynolds
Name:  Jonathan W. Reynolds
Title:  Senior Vice President

FIFTH THIRD BANK, AS TRUSTEE OF THE
TESTAMENTARY TRUST CREATED UNDER
ITEM III(C) OF THE LAST WILL AND
TESTAMENT OF WILLIAM C. SHERMAN,
DECEASED

By:  /s/ Jonathan W. Reynolds
Name:  Jonathan W. Reynolds
Title:  Senior Vice President

[Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

SPCP GROUP III LLC By: /s/ Michael A. Gatto Name: Michael A. Gatto Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

SPF CDO I, LTD. By: /s/ Michael A. Gatto Name: Michael A. Gatto Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

DLJ INVESTMENT PARTNERS, L.P. By: DLJ IP II, LLC, as Managing General Partner By: /s/ Charles W. Harper Name: Charles W. Harper Title: Managing Director

  [Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

DLJIP II HOLDINGS, L.P. By: DLJ IP II, LLC, as General Partners By: /s/ Charles W. Harper Name: Charles W. Harper Title: Managing Director

  [Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

DLJ INVESTMENT PARTNERS II, L.P. by DLJ IP II, LLC, as General Partner By: /s/ Charles W. Harper Name: Charles W. Harper Title: Managing Director

  [Signature Page to Shareholders Agreement]

SHAREHOLDERS AGREEMENT
(Minority Shareholder Signature)

SILVER POINT CAPITAL FUND, L.P. By: /s/ Michael A. Gatto Name: Michael A. Gatto Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

Schedule A

Minority Shareholders

Name and Address	Number of Warrants
SPCP Group III LLC Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	13,647
SPF CDO I, Ltd. Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	142,024
SPCP Group, LLC Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	1,130,464
DLJ Investment Partners, L.P. Credit Suisse c/o Charles Harper 11 Madison Avenue, Floor 16 New York, NY 10010	111,940
DLJ Investment Partners II, L.P. Credit Suisse c/o Charles Harper 11 Madison Avenue, Floor 16 New York, NY 10010	251,897
DLJIP II Holdings, L.P. Credit Suisse c/o Charles Harper 11 Madison Avenue, Floor 16 New York, NY 10010	79,416
Silver Point Capital Fund, L.P. 2 Greenwich Plaza Greenwich, CT 06830	916,564

Schedule B

Initial Minority Shareholder Observer(s)

1.	Anthony DiNello